Exhibit 99.1

Recro Pharma Reports Second Quarter 2015 Financial Results

– Closed Acquisition of Phase III-Ready IV/IM Meloxicam, Cash Flow Positive

Manufacturing/Formulation Business from Alkermes –

– Announced Positive Phase II Dex-IN Results –

– Closed $16 Million Private Financing –

MALVERN, PA, August 14, 2015 – Recro Pharma, Inc. (Nasdaq: REPH), a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of acute post operative pain, today reported financial results for the second quarter ended June 30, 2015.

“We have had a strong first half of 2015 with the achievement of several important milestones,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “We acquired key assets from Alkermes, including the Phase III-ready IV/IM meloxicam, strengthened our balance sheet with a $16 million private placement in July, and reported positive Phase II results from our Dex-IN clinical trial. We look forward to discussing both IV/IM meloxicam and Dex-IN separately with the FDA prior to initiating Phase III clinical trials for each compound.”

Second Quarter 2015 and Recent Highlights

•	Closed Acquisition of Assets from Alkermes: In April 2015, Recro Pharma completed its previously announced acquisition of assets from Alkermes and its affiliates including worldwide rights to IV/IM meloxicam, a proprietary, Phase III-ready, long-acting preferential COX-2 inhibitor for moderate to severe acute pain, along with a cash flow positive contract manufacturing facility, royalty and formulation business. IV/IM meloxicam has demonstrated robust efficacy and was well tolerated in multiple Phase II trials. The transaction was funded via a $50.0 million five-year senior secured term loan with an affiliate of OrbiMed, and cash on hand. The Company believes this transformative acquisition diversifies Recro Pharma’s risk by adding a second, complementary acute pain product to the Company’s product pipeline as well as a revenue generating manufacturing business. Recro Pharma anticipates that as the facility adds scale and capability, it may provide cash flow to fund development of the Company’s pipeline.

•	Announced Positive Results of Completed Phase II Dex-IN Clinical Trial: In July 2015, Recro Pharma announced that Dex-IN met the primary endpoint of the Phase II REC-14-013 clinical trial in demonstrating significant pain relief compared with placebo over 48 hours, SPID48, (p=0.0214). The Company plans to meet with the FDA to discuss the Company’s Phase III program and determine what, if any, additional information will be required in association with the Phase III clinical program for Dex-IN.

•	Completed Private Common Stock Placement: In July 2015, Recro Pharma announced the closing of a $16.0 million private common stock placement with a group of institutional accredited investors led by Broadfin Capital, LLC. The Company issued 1,379,311 shares of common stock in the placement, resulting in net proceeds of $14.9 million.

Second Quarter 2015 Financial Results

As of June 30, 2015, Recro Pharma had cash and cash equivalents of $15.7 million. On July 7, 2015, the Company raised $16.0 million in a private common stock placement. Under the credit agreement with OrbiMed, OrbiMed has the option to require the Company to pay down debt with excess free cash flow generated from the Gainesville contract manufacturing facility. OrbiMed has indicated an interest in retiring an estimated $7.8 million on or before August 20, 2015 of the outstanding principal on the Company’s senior secured term loan from free cash flow generated during the second quarter of 2015 by the Gainesville contract manufacturing facility.

For the three months ended June 30, 2015, Recro Pharma reported a net loss applicable to common shareholders of $1.3 million, or $0.17 per share, compared to a net loss applicable to common shareholders of $2.8 million, or $0.36 per share, for the comparable period in 2014. For the six months ended June 30, 2015, Recro Pharma reported a net loss applicable to common shareholders of $5.5 million, or $0.70 per share, compared to a net loss applicable to common shareholders of $9.2 million, or $1.94 per share, for the comparable period in 2014. The six months ended June 30, 2014 includes a $4.1 million non-cash beneficial conversion charge related to the conversion of the Company’s 8% Convertible Promissory Notes upon the closing of the Company’s initial public offering in March 2014.

Revenues and costs of sales for the three months and six months ended June 30, 2015, were $18.7 million and $9.4 million, respectively. There were no revenues and costs of sales in the comparable periods in 2014. The increases in revenues and costs of sales were the result of the acquired manufacturing business from Alkermes.

Research and development expenses for the three months ended June 30, 2015, were $2.8 million, compared to $1.8 million for the same period in 2014. The increase of 54% over June 30, 2014 was primarily due to $0.9 million of research and development costs related to the acquisition of assets from Alkermes. Research and development expenses for the six months ended June 30, 2015, were $4.6 million, compared to $2.1 million for the same period in 2014.

General and administrative expenses for the three months ended June 30, 2015, were $2.6 million, compared to $1.0 million for the same period in 2014. This increase of $1.6 million over June 30, 2014 was due to costs associated with the acquisition of assets from Alkermes, management’s salaries, benefits and stock-based compensation, and increased consulting and legal fees associated with being a public company. General and administrative expenses for the six months ended June 30, 2015, were $5.0 million, compared to $1.6 million for the same period in 2014.

Amortization of intangibles was $0.6 million for the three and six months ended June 30, 2015.

Interest expense for the three and six months ended June 30, 2015 was $1.7 million. Interest expense consists of interest expense incurred on our OrbiMed senior secured term loan. For the six months ended June 30, 2014, interest expense was $4.3 million, which included a non-cash interest charge of approximately $4.1 million for the conversion of the 8% Convertible Promissory Notes to common stock.

About Recro Pharma, Inc.

Recro Pharma is a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of acute post operative pain. Recro Pharma is currently developing IV/IM meloxicam, a proprietary, long-acting preferential COX-2 inhibitor, and Dex-IN, a proprietary intranasal formulation of dexmedetomidine that has completed Phase II clinical trials, for the treatment of acute post operative pain. Both compounds have successfully completed Phase II clinical trials. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress, while maintaining analgesic effect.

Recro Pharma also owns and operates an 87,000 square foot, DEA-licensed facility that manufactures five commercial products and receives royalties associated with the sales of these products.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro Pharma’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,”

“estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: results and timing of the clinical trials of IV/IM meloxicam and Dex-IN; the ability to obtain and maintain regulatory approval of IV/IM meloxicam and Dex-IN, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; the successful commercialization of IV/IM meloxicam and Dex-IN; In addition, the forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov. Recro Pharma assumes no obligation to update any such forward looking statements.

RECRO PHARMA, INC.

Consolidated Balance Sheets

(unaudited)

(amounts in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$15,687	$19,682
Accounts receivable	15,024	—
Other receivables	22	90
Inventory	9,610	—
Prepaid expenses	1,478	602
Deferred equity costs	589	—

Total current assets	42,410	20,374

Property, plant and equipment, net	39,352	—
Intangible assets, net	41,308	—
Goodwill	6,744	—

Total assets	$129,814	$20,374

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	767	871
Accrued expenses	5,888	575
Current portion of long-term debt	9,123

Total current liabilities	15,778	1,446
Long-term debt	36,495	—
Warrants	6,213	—
Contingent consideration	56,600	—

Total liabilities	115,086	1,446

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares, issued and outstanding, 7,842,063 shares at June 30, 2015 and 7,707,600 shares at December 31, 2014	78	77
Additional paid-in capital	54,196	52,947
Accumulated deficit	(39,546)	(34,096)

Total shareholders’ equity	14,728	18,928

Total liabilities and shareholders’ equity	$129,814	$20,374

RECRO PHARMA, INC.

Consolidated Statements of Operations

(unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Manufacturing, royalty and profit sharing revenue	$16,704	$—	$16,704	$—
Research and development revenue	1,956	—	1,956	—

Total revenue	18,660	—	18,660	—

Operating expenses:

Cost of sales (excluding amortization of intangible assets)	9,395	—	9,395	—
Research and development	2,821	1,837	4,575	2,064
General and administrative	2,597	959	4,986	1,606
Amortization of intangible assets	592	—	592	—
Change in warrant valuation	882	—	882	—
Change in contingent consideration valuation	2,000	—	2,000	—

Total operating expenses	18,287	2,796	22,430	3,670

Operating income (loss)	373	(2,796)	(3,770)	(3,670)

Other income (expense):
Interest income	4	2	8	3
Interest expense	(1,688)	—	(1,688)	(4,273)

Net loss	(1,311)	(2,794)	(5,450)	(7,940)

Accretion of redeemable convertible preferred stock and deemed dividend	—	—	—	(1,270)

Net loss applicable to common shareholders	$(1,311)	$(2,794)	(5,450)	(9,210)

Basic and diluted net loss per common share	$(0.17)	$(0.36)	$(0.70)	$(1.94)

Weighted average basic and diluted common shares outstanding	7,829,536	7,707,600	7,799,282	4,745,213

CONTACT:	Recro Pharma, Inc.
Charles T. Garner
Chief Financial Officer
(484) 395-2425

Media and Investors:
Argot Partners
Susan Kim
(212) 600-1902
susan@argotpartners.com